                                                                    EXHIBIT 12.1


                  CITGO PETROLEUM CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                    Year Ended December 31,
                                                  ---------------------------------------------------------
                                                     1999       1998        1997        1996        1995
                                                  ---------   ---------   ---------   ---------   ---------
                                                                       (Dollars in Thousands)
Income before provision for income taxes          $ 208,174   $ 296,777   $ 297,499   $ 197,250   $ 215,872
      Distributions in excess of equity
          earnings of affiliates                     80,660      44,939      27,282       9,677          --
      Equity earnings (losses) in excess of
          distributions                                  --          --          --          --      (4,490)
      Interest                                       96,648      99,926     125,492     113,989     106,568
      Amortization of previously capitalized
          interest                                    3,076       2,858       4,115       3,600       3,440
      Portion of rent representative of
          interest factor                            11,667      11,333      13,000      11,000      10,928
                                                  ---------   ---------   ---------   ---------   ---------

          Income as adjusted                      $ 400,225   $ 455,833   $ 467,388   $ 335,516   $ 332,318
                                                  =========   =========   =========   =========   =========

Fixed charges
      Interest expense                            $  96,648   $  99,926   $ 125,492   $ 113,989   $ 106,568
      Capitalized interest                            7,000       5,000       7,000      12,000       5,000
      Portion of rent representative of
          interest factor                            11,667      11,333      13,000      11,000      10,928
                                                  ---------   ---------   ---------   ---------   ---------


          Total fixed charges                     $ 115,315   $ 116,259   $ 145,492   $ 136,989   $ 122,496
                                                  =========   =========   =========   =========   =========

Ratio of earnings to
      fixed charges                                  3.47 x      3.92 x      3.21 x      2.45 x      2.71 x